Exhibit 3.6

FORM OF

STATE OF DELAWARE

CERTIFICATE OF MERGER OF

DOMESTIC CORPORATION AND

FOREIGN LIMITED LIABILITY COMPANY

Pursuant to Title 8, Section 264(c) of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is DERMAdoctor, Inc., a Delaware Corporation, and the name of the limited liability company being merged into this surviving corporation is DERMAdoctor, LLC, a Missouri limited liability company.

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by the surviving corporation and the merging limited liability company.

THIRD: The name of the surviving corporation is DERMAdoctor, Inc.

FOURTH: The merger is to become effective on                  , 2018.

FIFTH: The Agreement of Merger is on file at 1901 McGee, Kansas City, Missouri 64108, the place of business of the surviving corporation.

SIXTH: A copy of the Agreement of Merger will be furnished by the corporation on request, without cost, to any stockholder of any constituent corporation or member of any constituent limited liability company.

SEVENTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, this day of                  , 2018.

DERMADOCTOR, INC.

By:
Name:	Jeff Kunin
Title:	Chief Executive Officer